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                                                                  Exhibit 23.1


                       Consent of Independent Auditors





We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of ShoLodge, Inc. for the exchange offers for the 9.75% Senior Subordinated Notes, Series A, due November 2006 and the 9.55% Senior Subordinated Notes, Series B, due September 2007 and to the incorporation by reference therein of:


        (1) our report dated March 22, 2002, (except for Note 18, as to which the date is October 23, 2002), with respect to the consolidated financial statements and schedule of ShoLodge, Inc. included in its Annual Report, as amended (Form 10-K/A) for the year ended December 30, 2001, filed with the Securities and Exchange Commission, and

        (2) our report dated July 10, 2002, with respect to the financial statements of GuestHouse International Franchise Systems, Inc. included in ShoLodge, Inc.'s Current Report (Form 8-K/A) dated July 16, 2002, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption "Certain United States Federal Income Tax Considerations" and to the use of our report dated August 27, 2002 with respect to the income tax consequences to ShoLodge, Inc. and to certain holders of ShoLodge senior subordinated notes, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of ShoLodge, Inc. for the exchange offers for the 9.75% Senior Subordinated Notes, Series A, due November 2006 and the 9.55% Senior Subordinated Notes, Series B, due September 2007.


                                              /s/ Ernst & Young LLP

Nashville, Tennessee
October 23, 2002